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                                                              EXHIBIT 10.67

[CONFIDENTIAL TREATMENT REQUESTED]

[Certain information has been omitted herein pursuant to a request for confidential treatment pursuant to Rule 24b-2.]


                           TURN-BACK LICENSE AGREEMENT


                                 by and between

                         CIBA CORNING DIAGNOSTICS CORP.

                                       and

                            ADVANCED MAGNETICS, INC.

                            Dated as of May 30, 1986

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                           TURN-BACK LICENSE AGREEMENT

                            Dated as of May 30, 1986

     CIBA CORNING DIAGNOSTICS CORP. (herein called "Ciba Corning"), a Delaware corporation, having its principal place of business at 63 North Street, Medfield, Massachusetts 02052, and ADVANCED MAGNETICS, INC. (formerly BioClinical Group, Inc. and herein called "Advanced Magnetics"), a Delaware corporation, having its principal place of business at 45 Spinelli Place, Cambridge, Massachusetts 02138, hereby agree as follows:

          1. BASIS FOR AGREEMENT. Effective January 21, 1983, BioClinical Group, Inc. (now Advanced Magnetics) and Corning Glass Works ("Corning"), as the predecessor-in-interest hereunder to Ciba Corning, entered into the Magnetocluster Binding Assay Technology Agreement (herein called the "Magnetocluster Binding Assay Technology Agreement"), under which, INTER ALIA, Advanced Magnetics granted to Corning the exclusive right and license to use the BioClinical Confidential Information and BioClinical Patent Rights and to apply the BioClinical Magnetocluster Binding Assay Technology to IN VITRO diagnostic immunoassay and binding assay systems. Pursuant to Section 7 of the Magnetocluster Binding Assay Technology Agreement, whenever Advanced Magnetics or any BioClinical Affiliate successfully develops a new Magnetocluster Binding Assay Product (other than the Designated Binding Assays), Advanced Magnetics agreed to disclose to Corning in writing all data concerning such new product and Corning agreed to notify Advanced Magnetics in writing either (a) that it rejected the resultant product for inclusion in its product line of clinical immunoassays; or (b) that it desired to manufacture, to use, and to sell such product or products under definitive terms to be proposed to Advanced Magnetics. Under the provisions of Section 7, if Corning were to reject such product or Advanced Magnetics were to reject the Corning Proposal (as such term is defined in Section 7 of the Magnetocluster Binding Assay Technology Agreement) made with respect to such product, then Corning agreed to grant Advanced Magnetics a sublicense under the BioClinical Confidential Information, BioClinical Improvements and BioClinical Patent Rights to enable Advanced Magnetics to make, use and sell such product throughout the world for the life of such rights.

     The purpose of this Agreement is to set forth the terms and conditions under which Ciba Corning as successor to Corning shall grant such turn-back rights to Advanced Magnetics, to establish a procedure for reaching agreement on any Corning Proposal which is rejected by Advanced Magnetics, and to confirm certain other matters with respect to the parties' intentions and performance under the Magnetocluster Binding Assay Technology Agreement.

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          2.   DEFINITIONS.  Except as otherwise indicated below or in Section 1 of this Agreement, the terms used in the Magnetocluster Binding Assay Technology Agreement shall have the same meanings when used in this Agreement:

               2.1. CONTRACT PERIOD. The term "Contract Period" shall mean the period beginning with the Effective Date of this Agreement and ending on the date on which this Agreement terminates in accordance with the provisions of Section 10 hereof.

               2.2. EFFECTIVE DATE. The term "Effective Date of this Agreement" shall mean May 30, 1986.

               2.3. MAGNETOCLUSTER BINDING ASSAY TECHNOLOGY AGREEMENT. The term "Magnetocluster Binding Assay Technology Agreement" shall mean (a) the Magnetocluster Binding Assay Technology Agreement, dated as of January 21, 1983, by and between Advanced Magnetics and Corning; and (b) all amendments thereto, in accordance with the provisions of Section 20.6 of the Magnetocluster Binding Assay Agreement.

               2.4. NET SALES. The term "Net Sales" shall mean sales, at the invoiced price, of Turn-Back Products after deduction of (a) all trade and quantity discounts actually allowed; (b) allowance or credits for returns;
     c) sales commissions actually paid to non-affiliated third parties; and (d) sales or purchase or turnover taxes (if any) borne by Advanced Magnetics and BioClinical Affiliates but before any deduction for cash or prompt payment discounts.

               2.5. NEW ADVANCED MAGNETICS PRODUCTS. The term "New Advanced Magnetics Products" shall mean Magnetocluster Binding Assay Products, other than Designed Binding Assays and New Ciba Corning Products, developed by Advanced Magnetics or any BioClinical Affiliate after January 21, 1983 but prior to the end of the Contract Period, and as to which Advanced Magnetics has begun product development and notified Ciba Corning thereof prior to the development of a similar New Ciba Corning Product.

               2.6. NEW CIBA CORNING PRODUCTS. The term "New Ciba Corning Products" shall mean Magnetocluster Binding Assay Products, other than Designated Binding Assays and New Advanced Magnetics Products, developed by Ciba Corning after January 21, 1983 but prior to the end of the Contract Period, and as to which Ciba Corning has budgeted resources to begin development and notified Advanced Magnetics thereof prior to the development of a similar New Advanced Magnetics Product.

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               2.7.  TURN-BACK PRODUCTS.  The term "Turn-Back Products" shall mean and collectively include (a) all New Advanced Magnetics Products which are rejected by Ciba Corning pursuant to the provisions of Section 7 of the Magnetocluster Binding Assay Technology Agreement, and (b) any Designated Binding Assays which Ciba Corning notifies Advanced Magnetics shall constitute "Turn-Back Products." Without limiting the generality of the foregoing, "Turn-Back Products" as of May 30, 1986 shall be the immunoassays for screening blood for HTLV-III antibody and Hepatitis B surface antigen, currently under development by Advanced Magnetics.

          3.   GRANT OF SUBLICENSE FOR TURN-BACK PRODUCTS.

               3.1. GRANT OF SUBLICENSE. Subject to the terms and conditions herein contained, Ciba Corning hereby grants to Advanced Magnetics the exclusive right and sublicense throughout the world (and Ciba Corning shall no longer have the right and license):

                    (a) to produce, process or otherwise manufacture, to use, and to sell Turn-Back Products embodying or made in accordance with any of the BioClinical Confidential Information and/or BioClinical Patent Rights;

                    (b) to preclude the unauthorized disclosure of BioClinical Confidential Information contained in such Turn-Back Products to any third parties;

                    (c) to enforce any issued patent or patents of BioClinical Patent Rights contained in such Turn-Back Products against any third-party infringers who utilize such Patent Rights for the manufacture, use and/or sale of Turn-Back Products.

               3.2. RIGHTS OF CIBA CORNING TO DEVELOP SIMILAR PRODUCTS. Nothing in this Agreement shall be deemed to prohibit Ciba Corning from producing, manufacturing, using and selling Magnetocluster Binding Assay Products (other than Turn-Back Products) to test for or measure the same analytes as are tested for or measured by the Turn-Back Products.

          4. PROCEDURE UPON REJECTION OF CORNING PROPOSAL. If Advanced Magnetics rejects a Corning Proposal for a New Product under Section 7 of the Magnetocluster Binding Assay Technology Agreement, the procedure set forth in this Section 4 shall apply.

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Advanced Magnetics shall notify Ciba Corning of its rejection of a Corning
Proposal during the sixty (60) day period provided for in Section 7 of the Magnetocluster Binding Assay Technology Agreement. During the thirty (30) day period following such rejection, Advanced Magnetics and Ciba Corning shall negotiate in an attempt to agree upon the terms and conditions relating to such New Product (including without limitation payments, if any, for development costs, royalty rates and royalty period and license fees). If Advanced Magnetics and Ciba Corning are able to reach agreement within such thirty (30) day period, determination of the terms and conditions relating to such New Product shall be submitted to arbitration in accordance with Section 9 of this Agreement.

          5. RESTRICTIONS ON ADVANCED MAGNETICS' DISCLOSURE AND USE OF CONFIDENTIAL INFORMATION. The following provisions relate to restrictions on Advanced Magnetics' disclosure and use of the BioClinical Confidential
Information:

               5.1. CONFIDENTIALITY. Advanced Magnetics agrees to treat as confidential and to use only in the conduct of its business as authorized herein (a) all BioClinical Confidential Information which Advanced Magnetics has disclosed or licensed to Corning under the Prior Agreement and the Magnetocluster Binding Assay Technology Agreement, except insofar as this Agreement authorizes the use of such BioClinical Confidential Information for other purposes.

               5.2. NON-DISCLOSURE AND NON-USE OF BIOCLINICAL CONFIDENTIAL INFORMATION. Unless this Agreement is terminated prior to December 31, 1992, Advanced Magnetics agrees that, until December 31, 2002 (by which time the parties agree that the useful life of the BioClinical Confidential Information will have ended), Advanced Magnetics will not: (a) disclose any of the BioClinical Confidential Information to any unauthorized third parties; or (b) use any of the BioClinical Confidential Information (1) except in its continuing program to create BioClinical Improvements to the Magnetocluster Binding Assay Technology, and (2) except as otherwise permitted under the provisions of Sections 3 and 4 hereof.

          6. ROYALTIES. In consideration of the exclusive sublicense granted by Ciba Corning to Advanced Magnetics pursuant to the provisions of Section 3 hereof, Advanced Magnetics agrees to pay Ciba Corning royalties as follows:

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               6.1.  EARNED ROYALTIES.  Advanced Magnetics agrees to pay Ciba
     Corning a royalty of [Confidential Treatment Requested] of Net Sales of all Turn-Back Products sold by Advanced Magnetics prior to [Confidential Treatment Requested] (the date after which Ciba Corning no longer owes earned royalties on Designated Binding Assays under the Magnetocluster Binding Assay Technology Agreement) which embody or are made in accordance with the BioClinical Confidential Information (including all BioClinical Improvements) and/or BioClinical Patent Rights.

               6.2. WHEN SALE MADE. For the purposes of this Agreement, Turn-Back Products made by Advanced Magnetics shall be considered sold (a) when billed out to a customer other than to a BioClinical Affiliate; or (b) when transferred or sold by Advanced Magnetics to a BioClinical Affiliate, except that upon the termination of this Agreement in accordance with the provisions of Section 10 hereof, all Turn-Back Products manufactured and placed in inventory on or prior to the date of such termination which shall not have been billed out prior thereto shall be considered sold and therefore subject to royalty. Royalties paid on Turn-Back Products not accepted by the customer and returned to Advanced Magnetics or to the particular sublicensed BioClinical Affiliate shall be credited against and deducted from future royalties, PROVIDED, HOWEVER, that if such returned Turn-Back Products are resold by Advanced Magnetics or by any sublicensed BioClinical Affiliate, royalties shall be paid thereon.

          7. RECORDS, REPORTS, AND ROYALTY PAYMENTS. The following provisions relate to records, reports, and royalty payments:

               7.1. RECORDS. Advanced Magnetics agrees to keep adequate and complete records showing all Turn-Back Products sold with respect to which royalty is due under this Agreement. Such records shall include all information necessary to verify the total amount and computation of royalties due thereunder, and shall be open to inspection by Ciba Corning during reasonable business hours to the extent necessary to verify the amount thereof. Such inspection shall be made not more often than once each calendar year at the expense of Ciba Corning by a Certified Public Accountant appointed by Ciba Corning and to whom Advanced Magnetics has no reasonable objection, PROVIDED, HOWEVER, that if such inspection reveals that Ciba Corning was entitled to receive more than ten percent (10%) in excess of the amount reported by Advanced Magnetics to be due and payable to Ciba Corning during the period covered by such inspection, then Advanced

                                       -5-

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Magnetics shall pay the cost of such audit.  Advanced Magnetics shall not be required to retain said records for more than three (3) years after the close of any calendar quarter-year.

               7.2. REPORTS. Within sixty (60) days from the close of any calendar quarter-year throughout the Contract Period until December 31, 1992, Advanced Magnetics shall furnish Ciba Corning with a written report, signed by an authorized employee of Advanced Magnetics, showing (a) the dollar value of each Turn-Back Product sold by Advanced Magnetics and by each of its sublicensees (if any) during the preceding calendar quarter-year; and (c) the amount of earned royalties due on Turn-Back Products sold by Advanced Magnetics and its sublicensees (if any) during the preceding calendar quarter-year, computed pursuant to the provisions of Section 6.1 hereof.

               7.3. ROYALTY PAYMENTS. With each such quarterly report, Advanced Magnetics shall remit to Ciba Corning the total amount of earned royalties shown thereby to be due and payable. If such earned royalties are unpaid when due and payable, interest shall be payable on the unpaid royalties from the due date until paid at a rate per annum which shall at all times be the lesser of either (a) one percent (1%) in excess of the prime rate of Citibank, N.A., New York, New York, then in force for short-term borrowings; or (b) the maximum legal rate then permitted under the laws of the State of New York.

          8. PRODUCT LIABILITY INDEMNIFICATION. Neither Ciba Corning nor any or its subsidiaries or other affiliates assumes any responsibility for the manufacture or product specifications or end-use of any products which are manufactured by or for or sold by Advanced Magnetics or by any sublicensed BioClinical Affiliate under the BioClinical Magnetocluster Binding Assay Technology, BioClinical Confidential Information and/or BioClinical Patent Rights. Advanced Magnetics shall indemnify and hold Ciba Corning harmless from all liabilities and expenses (including reasonable attorneys' fees) ensuing out of claims that a product manufactured by Advanced Magnetics or any Sublicensee hereunder caused injury to the person or property of any third party whomsoever, provided that Ciba Corning shall promptly notify Advanced Magnetics of the existence of such claim. All warranties in connection with such products shall be made by Advanced Magnetics (or by the particular BioClinical Affiliate involved) as manufacturer and/or seller and shall not directly or impliedly obligate Ciba Corning or any of its subsidiaries or other affiliates. Advanced Magnetics hereby indemnifies and holds

                                       -6-

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harmless Ciba Corning, its subsidiaries and other affiliates, from any claim by third parties alleging that the manufacture, recommended use, delivery or operating performance of any Turn-Back Products have failed to comply with any warranty or contract between Advanced Magnetics and such third party.

          9. ARBITRATION. In the event any dispute shall arise between Advanced Magnetics and Ciba Corning with respect to any of the terms and conditions of this Agreement or in the event that the parties cannot reach agreement with respect to a Turn-Back Product which Ciba Corning wishes to manufacture, use or sell pursuant to subsection 3.2 or with respect to a Corning Proposal in the time period set forth in Section 4, then such dispute or determination shall be submitted to arbitration which shall be held in Boston, Massachusetts, pursuant to the prevailing Rules of the American Arbitration Association. The arbitrators shall include one nominee of Advanced Magnetics and one nominee of Ciba Corning and a third person jointly selected by said nominees. In the event the respective nominees of Advanced Magnetics and Ciba Corning are unable to jointly select such third person, then Advanced Magnetics and Ciba Corning shall request the American Arbitration Association at Boston, Massachusetts to designate the third arbitrator. The decision of a majority of the arbitrators shall be binding upon the parties and shall finally settle the dispute or determination. Judgment on any award rendered may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. The decision, award or settlement may allocate the costs of such arbitration to one of the parties or disproportionately between the parties. In rendering a determination of the license terms applicable to a Turn-Back Product under subsection 3.2 or a New Advanced Magnetics Product under Section 4, the arbitrators shall consider, among other things, the fixed payments and royalties payable for Designated Binding Assays and other Magnetocluster Binding Assay Products being marketed, the amounts expended by Advanced Magnetics on developing such product, projected additional development costs (if any) required to bring such product to market, profitability of such product, the market for such product, and the marketing efforts and costs incurred (if any) by Advanced Magnetics with respect to such product.

          10. TERM. This Agreement shall be co-terminous with the Magnetocluster Binding Assay Technology Agreement. The parties acknowledge and confirm that, based on the issuance of U.S. Patent No. 4,544,088 on November 19, 1985, paragraph (b) of Section 19.1 of the Magnetocluster Binding Assay Technology Agreement (relating to the termination of certain of Ciba

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Corning's royalty obligations and certain other obligations of the parties under said agreement) is no longer of any force and effect and that, therefore, subject to Section 19.2 thereof, the Magnetocluster Binding Assay Technology Agreement shall continue in full force and effect until the last-to-expire of any patent included in BioClinical Patent Rights.

          11. MISCELLANEOUS PROVISIONS. The following miscellaneous provisions shall apply to this Agreement:

               11.1. INDEPENDENT CONTRACTORS. No agency, partnership or joint venture is hereby established. Neither Advanced Magnetics nor Ciba Corning shall enter into, or incur, or hold itself out to third parties as having authority to enter into or incur on behalf of the other party any contractual obligations, expenses or liabilities whatsoever.

               11.2. NOTICES. All notices and communications provided for hereunder shall be in writing and shall be mailed or delivered to the business address of the respective parties aforementioned, or to such other address as either party shall designate in writing to the other.

               11.3. BENEFITS. All terms and provisions of this Agreement shall bind and inure to the benefit of the parties hereto and to their respective successors and assignees.

               11.4. GOVERNING LAW. This agreement shall be executed within, governed by and interpreted in accordance with the laws of the State of New York.

               11.5. COUNTERPARTS. This Agreement shall be executed simultaneously in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement.

               11.6. ENTIRE UNDERSTANDING. This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof. No modifications, extensions, or waiver of any provisions hereof or any release of any right hereunder shall be valid, unless the same is in writing, contains reference to this Agreement and sets forth the plan or intention to modify same, and is consented to by all parties hereto. In the event of a conflict between the terms of this Agreement and the terms of the Magnetocluster Binding Assay Technology Agreement, the terms of this Agreement shall govern.

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               11.7.  HEADINGS.  The headings of this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

     IN WITNESS WHEREOF, Ciba Corning and Advanced Magnetics have caused their respective corporate seals to be hereto affixed and duly witnessed and these presents to be signed by their respective corporate officers thereunto duly authorized.

                                        CIBA CORNING DIAGNOSTICS CORP.



                                        By /s/                    May 30th, 1986
                                          --------------------------------------

ATTEST:

/s/
- ----------------------------------------


                                        ADVANCED MAGNETICS, INC.



                                        By /s/
                                          -------------------------------------

ATTEST:

/s/
- ----------------------------------------

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